Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Novelos Therapeutics, Inc.

We consent to the use of our report dated March 17, 2008 relating to the financial statements of Novelos Therapeutics, Inc. as of December 31, 2007 and 2006 and for each of the two years then ended, in this Post-Effective Amendment on Form S-1 to the Registration Statement on Form SB-2 (No. 333-143263) of Novelos Therapeutics, Inc., relating to the registration of 12,000,000 shares of common stock.

We also consent to the use of our name and the reference to us in the “Experts” section of this registration statement.

/s/ Stowe & Degon

Worcester, MA
April 15, 2008